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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF

                        SECURITIES EXCHANGE ACT OF 1934


                          ----------------------------


               DATE OF EARLIEST EVENT REPORTED: FEBRUARY 19, 1998


                               OCEAN ENERGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



          DELAWARE                    0-25058                  72-1277752
(STATE OR OTHER JURISDICTION    (COMMISSION FILE NO.)       (I.R.S. EMPLOYER
      OF INCORPORATION)                                    IDENTIFICATION NO.)



                        8440 JEFFERSON HIGHWAY, SUITE 420
                              BATON ROUGE, LA 70809
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (504) 927-1450


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ITEM 5.  OTHER EVENTS

         On February 19, 1998, Ocean Energy, Inc. ("OEI") announced earnings of $37.4 million, or $1.86 per share, before an extraordinary item, for the year ended December 31, 1997, a 79% increase over 1996 earnings of $21.0 million, or $1.13 per share. Discretionary cash flow for 1997 increased 62% to $182.4 million, or $9.07 per share, as compared to the prior year's discretionary cash flow of $112.5 million, or $6.05 per share. Including the effect of the extraordinary item, OEI reported earnings for the year ended December 31, 1997 of $18.1 million or $0.90 per share. Average net daily production increased 60% in 1997 to 45,016 barrels of oil equivalent ("BOE"), as compared to 28,058 BOE in the prior year.

         OEI also reported a 55% increase in oil and gas revenues to $292.2 million as compared to $188.5 million in the prior year. EBITDA (earnings before interest, taxes, depreciation and amortization) for the year ended December 31, 1997 increased by 61% to $208.3 million from $129.1 million in 1996. Lifting costs (including production taxes) per BOE decreased to $4.13 in 1997 from $4.59 in the prior year.

         OEI's estimated proved reserves as of December 31, 1997 were 108.4 million barrels of oil equivalent ("MMBOE") (63% oil, 37% gas), a 45% increase over 1996 estimated proved reserves of 75.0 MMBOE. Total additions to estimated proved reserves for the year represent 295% of 1997 production.

         The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the contents of such Exhibit are incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits

         99.1     Press Release, dated February 19, 1998.



                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               OCEAN ENERGY, INC.




                               By:  /s/ ROBERT K. REEVES
                                   ------------------------------------------
                                    Robert K. Reeves
                                    Executive Vice President, General Counsel
                                      and Secretary


Date:  February 19, 1998



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                                 EXHIBIT INDEX


EXHIBIT                     DESCRIPTION
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 99.1          Press Release, dated February 19, 1998.